Sub-Item 77D: Policies with Respect to Security Investments

Effective April 30, 2015, the Goldman Sachs Dynamic U.S. Equity Fund
 made certain enhancements to the Funds principal strategy. Under the Funds new principal strategy, the Fund may invest in securities of companies of any investment style and of any market capitalization.
 These changes are described in the supplement to the Funds Prospectus, filed pursuant to Rule 497 under the Securities Act of 1933 with the
Securities and Exchange Commission on February 12, 2015
(Accession No. 0001193125-15-046263), which is incorporated herein by reference.